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                                 Exhibit 27(q)

                  Memorandum describing issuance, transfer and
                             redemption procedures




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           DESCRIPTION OF ISSUANCE, TRANSFER AND REDEMPTION PROCEDURES
                        FOR WRL FREEDOM ELITE BUILDER II

          INDIVIDUAL FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICIES

                                    ISSUED BY

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

         This document sets forth the administrative procedures, as required by Rule 6e-3(T)(b)(12)(iii), that will be followed by Western Reserve Life Assurance Co. of Ohio (the "Company") in connection with the issuance of WRL Freedom Elite Builder II, its individual flexible premium variable life insurance policy ("Policy" or "Policies") and acceptance of payments thereunder, the transfer of assets held thereunder, and the redemption by owners of the Policy ("owners") of their interests in those Policies. Terms used herein have the same definitions as in the prospectus for the Policy that is included in the current registration statement on Form N-6 for the Policy (File No. 333-110315, 811-4420) as filed with the Securities and Exchange Commission ("SEC").

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                                TABLE OF CONTENTS

I.    Procedures Relating to Purchase and Issuance of the Policies and Acceptance of Premiums....................       1
   A.    Offer of the Policies, Application, Initial Premium, and Issuance.......................................       1
   B.    Additional Premiums.....................................................................................       4
   C.    Crediting Premiums......................................................................................       4
   D.    Planned Periodic Payments...............................................................................       5
   E.    No Lapse Period Guarantee; Premiums During a Grace Period and Premiums Upon Reinstatement...............       5
   F.    Allocations of Initial Premium Among the Fixed Account and the Subaccounts..............................       6
   G.    Loan Repayments and Interest Payments...................................................................       7
   H.    Refund of Excess Premiums for Modified Endowment Contracts..............................................       8
II.   Transfers..................................................................................................       8
   A.    Transfers Among the Subaccounts and the Fixed Account...................................................       8
   B.    Dollar Cost Averaging...................................................................................       9
   C.    Asset Rebalancing.......................................................................................      10
   D.    Third Party Asset Allocation Services...................................................................      10
   E.    Transfer Errors.........................................................................................      11
III.  "Redemption" Procedures....................................................................................      11
   A.    "Free-Look" Right.......................................................................................      11
   B.    Surrenders..............................................................................................      11
   C.    Cash Withdrawals........................................................................................      13
   D.    Lapses..................................................................................................      13
   E.    Premium Expense Charge, Monthly Deduction, Mortality and Expense Risk Charge............................      14
   F.    Death Benefits..........................................................................................      16
   G.    Policy Loans............................................................................................      19
   H.    Policy Changes After Age 100............................................................................      20
   I.    Payments by the Company.................................................................................      21
   J.    Conversion Rights.......................................................................................      21
   K.    Redemption Errors.......................................................................................      21
   L.    Misstatement of Age or Gender...........................................................................      21
   M.    Incontestability........................................................................................      21
   N.    Limited Death Benefit...................................................................................      22

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I.       PROCEDURES RELATING TO PURCHASE AND ISSUANCE OF THE POLICIES AND
         ACCEPTANCE OF PREMIUMS

         A.       OFFER OF THE POLICIES, APPLICATION, INITIAL PREMIUM, AND
                  ISSUANCE

                  OFFER OF THE POLICIES. The Policies are offered and issued pursuant to underwriting standards in accordance with state insurance laws for an initial premium determined by the owner, who also has the flexibility to determine the frequency and the amount of premiums to be paid under the Policy. However, before the Policy is issued, the Company may require the owner to pay a premium at least equal to a minimum monthly guarantee premium set forth in the Policy. Insurance is based on the principle of pooling and distribution of mortality risks, which assumes that each owner pays an initial premium commensurate with the insured's mortality risk as actuarially determined utilizing factors such as age, gender, and rate class of the insured. Uniform charges for all insureds would discriminate unfairly in favor of those insureds representing greater risk. Although there is no uniform charge for all insureds, there is a uniform charge for all insureds of the same rate class, age, gender, death benefit option type and same specified amount.

                  APPLICATION. Persons wishing to purchase a Policy must complete an application and submit it to the Company through any licensed life insurance agent who is also a registered representative of a broker-dealer having a selling agreement with the principal underwriter for the Policy. The application must specify the name of the insured(s) and provide certain required information about the insured. The application is generally accompanied by an initial premium, and designates premium allocation percentages and the death benefit option selected, and names the beneficiary. The initial premium is determined by the owner, although, before the Policy is issued, the Company may require the owner to pay a premium at least equal to a minimum monthly guarantee premium set forth in the Policy. Additional premium payments must be at least $50 (and $1,000 if by wire).

                  The owner selects the specified amount for a Policy. The current minimum specified amount for a Policy is generally $50,000. The Company will not issue a Policy if the insured is over age 85.

                  RECEIPT OF APPLICATION AND UNDERWRITING. Upon receipt of the initial premium and a completed application in good order from an applicant, the Company will follow underwriting procedures for life insurance designed to determine whether the proposed insured is insurable. This process may involve such verification procedures as medical examinations and may require that further information be provided about the proposed insured before a determination can be made.

                  The underwriting process determines the rate class to which the insured is assigned if the application is accepted. The Policy uses mortality tables that distinguish between men and women; as a result, the Policy pays different benefits to men and women of the same age. The Company currently places insureds in the following standard rate classes:

                  -   preferred elite;

                  -   preferred plus;

                  -   preferred;

                  -   non-tobacco;

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                  -   preferred tobacco;

                  -   tobacco; and

                  -   juvenile (under age 18).

                  The Company also places insureds in various sub-standard rate classes, which involve a higher mortality risk and higher charges. The Company generally charges higher rates for insureds who use tobacco.

                  The Company reserves the right to reject an application for any reason permitted by law. If an application is rejected, any premium received will be returned promptly, without interest. The insured must be insurable and acceptable to the Company under its underwriting rules on the later of the date of the application OR the date the insured completes all required medical tests and examinations.

                  ISSUANCE OF POLICY. If (1) the Company's underwriting process is complete; (2) the application has been approved; (3) an initial premium of sufficient amount has been received; and
                  (4) the insured is alive and in the same condition of health as described in the application when the Policy is delivered to the owner, then full life insurance coverage goes into effect, the Policy is issued, and the Company begins to take the monthly deductions. This is the Policy date. The Policy date is shown on the schedule page of the Policy, and the Company measures Policy months, years, and anniversaries from the Policy date. The Policy date is generally the record date, which is the date the Company records the Policy on the books as an in force Policy, unless the Policy is backdated.

                  BACKDATING. If the owner requests, the Company may backdate a Policy by assigning a Policy date earlier than the date the Policy is issued. However, in no event will a Policy be backdated earlier than the earliest date allowed by state law or by the Company's underwriting rules. A backdating request must be in writing and, if approved, will amend the application. Cost of insurance charges are based in part on the age of the insured on the Policy date or on the date of any increase in specified amount. Generally, cost of insurance charges are lower at a younger age. The Company will deduct the monthly deduction, including cost of insurance charges, for the period that the Policy is backdated.

                  INITIAL PREMIUM AND CONDITIONAL INSURANCE COVERAGE. If an applicant pays the full initial premium listed in the conditional receipt attached to the application, and the Company delivers the conditional receipt to the applicant, the insured will have conditional insurance coverage under the terms of the conditional receipt. Conditional coverage becomes effective on the later of:

                  -   the date of the application; or

                  - the date the last medical examination, test and other screenings required by the Company, so long as:

                      -> each person proposed to be insured is found to have been insurable as of the Policy's effective date, exactly as applied for in accordance with the Company's underwriting rules and standards, without any modifications as to plan, amount, or premium rate; and

                      -> as of the effective date, all statements and answers given in the application are true; and

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                      ->   the payment made with the application is not less
                           than the full initial premium for the mode of payment chosen in the application and is received at the Company's administrative office within the lifetime of the proposed insured; and

                      -> all medical examinations, tests and other screenings required of the proposed insured by the Company are completed and received by the Company's office within 60 days of the date the application was completed; and

                      -> all parts of the application, any supplemental application, questionnaires, addendum and/or amendment to the application are signed and received by the Company at its administrative office.

                  The amount of conditional coverage is the lesser of the specified amount applied for or $500,000, reduced by all amounts payable under all life insurance applications that the insured has in force or pending with the Company. The conditional receipt does not provide benefits for riders or any additional benefits, nor if any proposed insured commits suicide. If a proposed insured commits suicide, the Company's liability will be limited to return of the first premium paid with the application. Because the Company does not accept initial premiums in advance for Policies with a specified amount in excess of $1,000,000, the Company does not offer conditional insurance coverage for Policies issued with a specified amount in excess of $1,000,000.

                  Conditional insurance coverage is void if the check or draft provided to pay the initial premium is not honored when the Company first presents it for payment. The conditional receipt is void if:

                  - it is not signed by an agent or authorized Company representative; or

                  - any blanks in the conditional receipt have not been completed.

                  Conditional coverage automatically terminates on the earliest of:

                  - the date the Company either mails notice to the applicant of the rejection of the application and/or mails a refund of any amounts paid with the application;

                  -   60 days from the date the application was signed;

                  - the date the Company offers to provide insurance on terms that differ from the insurance applied for; or

                  - when the insurance applied for goes into effect under the terms of the Policy applied for.

                  If the Company does not approve and accept the application within 60 days of the date the application was signed, the application will be deemed rejected by the Company and there will be no conditional insurance coverage. In such event, the Company's liability will be to return any payment made upon return of the receipt to the Company.

                  TAX-FREE EXCHANGES (1035 EXCHANGES). The Company will accept part or all of the initial premium from one or more policies insuring the same insured that qualify for a tax-free exchange under Section 1035 of the Internal Revenue Code (the "Code"). Subject to underwriting requirements, the owner may make one additional cash payment within three business days of receipt of the proceeds from the 1035 Exchange before the Company finalizes the Policy's specified amount.

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         B.       ADDITIONAL PREMIUMS

                  ADDITIONAL PREMIUMS PERMITTED. The owner generally has flexibility to determine the frequency and the amount of the premiums to be paid under the Policy. Premium payments must be at least $50 ($1,000 if by wire). The Company may return premiums less than $50. The Company will not allow the owner to make additional premium payments if it would cause the total premiums paid to exceed the current maximum premium limitations which qualify the Policy as life insurance according to federal tax laws and regulations. If the owner makes a premium payment that would cause the total premiums to be greater than the maximum premium limitations, the Company will return any excess portion of the premium payment. The Company will not permit any additional premium payments until they are allowed by the maximum premium limitations. The Company also reserves the right to refund a premium if such premium would increase the death benefit by more than the amount of the premium.

                  An owner may pay premiums by any method the Company deems acceptable. The Company will also accept premium payments by wire transfer. The Company will treat any payment made as a premium payment unless it is clearly marked as a loan repayment.

         C.       CREDITING PREMIUMS

                  INITIAL PREMIUM. Depending on the laws of the state governing the Policy (usually the state where the insured lives), the Company will allocate the initial net premium on the record date either to the reallocation account (which is the portion of the fixed account where the Company holds the premium(s) until the reallocation date) or to the fixed account and the subaccounts selected on the Policy application. If the laws of the state governing the Policy do not require a refund of full premium, then the Company will allocate the initial net premium(s), minus monthly deductions, to the accounts selected.

                  If the applicant's state requires the Company to return the initial premium in the event the free-look period is exercised, then the Company will allocate the net premium to the reallocation account until the reallocation date. On the first valuation date on or after the reallocation date (which is the record date, plus the number of days in the applicable state's free-look period, plus five days), the Company will reallocate all cash value held in the reallocation account to the fixed account and subaccounts selected on the application. If the owner selected dollar cost averaging on the application, on the reallocation date the Company will allocate the Policy's cash value either to the fixed account, the money market subaccount, or the bond subaccount (depending on which account the owner selected on the application). While held in the reallocation account, net premium(s) will be credited with interest at the current fixed account rate and reduced by any monthly deductions due.

                  On any day that the Company credits premiums or transfers cash value to a subaccount, the Company will convert the dollar amount of the net premium (or transfer) into subaccount units at the unit value for that subaccount, determined at the end of that valuation date. The Company will credit amounts to the subaccounts only on a valuation date, that is, on a date the New York Stock Exchange ("NYSE") is open for trading.

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         D.       PLANNED PERIODIC PAYMENTS

                  The owner determines a planned periodic payment schedule which allows the owner to pay level premiums at fixed intervals over a specified period of time. The owner is not required to pay premiums according to this schedule. The owner may change the amount, frequency, and the time period over which the owner makes planned periodic payments.

                  Even if the owner makes planned periodic payments on schedule, the Policy may still lapse. The duration of the Policy depends on the Policy's net surrender value. If the net surrender value is not high enough to pay the monthly deduction when due (and the no lapse period has expired) then the Policy will lapse (unless the owner makes the payment the Company specifies during the 61-day grace period).

         E. NO LAPSE PERIOD GUARANTEE; PREMIUMS DURING A GRACE PERIOD AND PREMIUMS UPON REINSTATEMENT

                  The full initial premium is the only premium the owner is required to pay under the Policy. However, the owner greatly increases the risk of lapse if the owner does not regularly pay premiums at least as large as the current minimum monthly guarantee premium.

                  Until the no lapse date shown on the Policy schedule page, the Company guarantees that the Policy will not lapse, so long as on any Monthiversary the owner has paid total premiums (MINUS any cash withdrawals, MINUS any outstanding loan amount, and MINUS any accrued loan interest) that equal or exceed the sum of the minimum monthly guarantee premiums in effect for each month from the Policy date up to and including the current month. If the owner takes a cash withdrawal, or takes out a loan, or if the owner increases or decreases the specified amount (including specified amount increases generated by the Inflation Fighter Rider Level Premium), adds, increases or decreases a rider, the owner may need to pay additional premiums in order to keep the no lapse period guarantee in place. The no lapse period guarantee will end immediately if the owner does not pay sufficient minimum monthly guarantee premiums.

                  The initial minimum monthly guarantee premium is shown on the Policy's schedule page, and depends on a number of factors, including the age, gender, rate class of the proposed insured, and the specified amount requested. The minimum monthly guarantee premium will change if the owner changes death benefit options, increases or decreases the specified amount (including specified amount increases generated by the Inflation Fighter Rider Level Premium), or adds, increases, or decreases a rider. If the minimum monthly guarantee premium changes, the Company will notify the owner of the change and its effective date.

                  The no lapse date is:

                      - For Policies issued to insureds ages 0-60, the no lapse date is the earlier of the 20th Policy anniversary or the year the insured attains age 65.

                      - For Policies issued to insureds ages 61-85, the 5th Policy anniversary.

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                  After the no lapse period guarantee ends, paying the current minimum monthly guarantee premium each month will not necessarily keep the Policy in force. The owner may need to pay additional premiums to keep the Policy in force.

                  If the net surrender value is less than the amount of the monthly deduction due on any Monthiversary and the no lapse period guarantee is no longer in effect, then the Policy will be in default and a grace period will begin. The grace period will end 61 days after the date on which the Company sends a grace period notice stating the amount required to be paid and the final date by which the Company must receive the payment. The notice will be sent to the owner's last known address and to any assignee of record. The Policy does not lapse, and the insurance coverage continues, until the expiration of this grace period. If the grace period ends and the no lapse period guarantee is no longer in effect, all coverage under the Policy will terminate without value. The Company will reinstate the Policy for five years after the lapse if:

                  - the owner submits a written reinstatement application to the Company's office;

                  - the insured meets the Company's insurability requirements;

                  - if the no lapse period has expired, pay an amount sufficient to provide a net premium equal to any uncollected monthly deductions due up to the time of termination, plus two monthly deductions due in advance at the time of reinstatement, plus an amount sufficient to increase the cash value above the surrender charges in effect at the time of reinstatement;

                  - if the no lapse period has not expired, the required premium will be the lesser of the premium described directly above, or the total minimum monthly guarantee premium from Policy issue through the month of lapse, plus two months of minimum monthly guarantee premiums, minus premiums previously paid net of any withdrawals, outstanding loans, accrued loan interest and surrender charge assessed upon a decrease in specified amount that has been deducted from the cash value.

              The Company will not reinstate any indebtedness. The cash value of the loan reserve on the reinstatement date will be zero. The net surrender value on the reinstatement date will equal the cash value at the time the Policy lapsed, PLUS any net premiums paid at reinstatement, MINUS one monthly deduction and any surrender charge. The reinstatement date will be the Monthiversary on or following the day the Company approves the reinstatement application.

         F. ALLOCATIONS OF INITIAL PREMIUM AMONG THE FIXED ACCOUNT AND THE SUBACCOUNTS

                  THE SEPARATE ACCOUNT. An owner may allocate premiums to the subaccounts of the WRL Series Life Account (the "separate account"). The separate account currently consists of several subaccounts, the assets of which are used to purchase shares of a designated corresponding investment portfolio of a fund. Each fund is registered under the Investment Company Act of 1940, as amended, as an open-ended management investment company. Additional subaccounts may be added from time to time to invest in other portfolios of a fund or any other investment company.

                  When an owner allocates an amount to a subaccount (either by premium allocation, transfer of cash value or repayment of a Policy loan), the Policy is credited with units in that subaccount. The number of units is determined by dividing the amount allocated, transferred or repaid to the subaccount by the subaccount's unit value for the valuation date when the allocation or transfer request or repayment is received at the Company's

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                  administrative office. A subaccount's unit value is determined for each valuation period by multiplying the value of a unit for a subaccount for the prior valuation period by the net investment factor for the subaccount for the current valuation period. The unit value for each subaccount was arbitrarily set at $10 at the time the subaccount commenced operations. The net investment factor is an index used to measure the investment performance of a subaccount from one valuation period to the next.

                  THE FIXED ACCOUNT. Owners also may allocate premiums to the fixed account, which guarantees principal and a minimum fixed rate of interest. Money allocated or transferred to the fixed account will earn interest at a current interest rate in effect at that time. The interest rate will equal at least 2%.

                  ALLOCATIONS OF PREMIUMS AMONG THE SEPARATE ACCOUNT AND THE FIXED ACCOUNT. Premiums are allocated to the subaccounts and the fixed account in accordance with the following procedures.

                  In the application for the Policy, the owner will specify the percentage of each net premium to be allocated to each subaccount of the separate account and/or the fixed account. The percentage of each net premium that may be allocated to any subaccount or the fixed account must be a whole number, and the sum of the allocation percentages must be 100%.

                  If the owner selects dollar cost averaging, then the owner must have at least $5,000 in each subaccount from which the Company will make transfers and the owner must transfer a total of at least $100 monthly. If the owner selects asset rebalancing, the cash value of the Policy (or initial premium if a new Policy) must be at least $5,000. Unless otherwise required by state law, the Company may restrict allocations to the fixed account if the fixed account value, net of the loan reserve, following the allocation would exceed $250,000.

                  Allocation percentages may be changed at any time by the owner submitting a written notice or telephone instructions to the Company's administrative office. The change will be effective at the end of the valuation date on which the Company receives the change. Upon instructions from the owner, the registered agent of record for the Policy may also change allocation instructions for the owner. The minimum amount that can be allocated to a particular subaccount is 1% of each net premium payment.

         G.       LOAN REPAYMENTS AND INTEREST PAYMENTS

                  REPAYING LOAN AMOUNT. The owner may repay all or part of the loan amount at any time while the Policy is in force. The loan amount is equal to the sum of all outstanding Policy loans including both principal plus any accrued interest. Loan repayments must be sent to the Company's administrative office and will be credited as of the date received. If the death benefit becomes payable while a Policy loan is outstanding, the loan amount will be deducted in calculating the death benefit.

                  ALLOCATION FOR REPAYMENT OF POLICY LOANS. At each Policy anniversary, the Company will compare the outstanding loan amount to the amount in the loan reserve. The Company will also make this comparison any time the owner repays all or part of the loan, or makes a request to borrow an additional amount. At such time, if the outstanding loan amount exceeds the amount in the loan reserve, the Company will withdraw the

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                  difference from the subaccounts and the fixed account and
                  transfer it to the loan reserve, in the same manner as when a loan is made. If the amount in the loan reserve exceeds the outstanding loan amount, the Company will withdraw the difference from the loan reserve and transfer it to the subaccounts and the fixed account in the same manner as current premiums are allocated. No charge will be imposed for these transfers, and these transfers are not treated as transfers in calculating the transfer charge. The Company reserves the right to require a transfer to the fixed account if the loans were originally transferred from the fixed account.

                  INTEREST ON LOAN RESERVE. The amount in the loan reserve will be credited with interest at a fixed annual effective rate of 2%. See "Policy Loans" below. Any interest earned that is in excess of the outstanding loan amount will be transferred on the Policy anniversary to the subaccounts and the fixed account in accordance with the instructions for premium allocations then in effect.

         H.       REFUND OF EXCESS PREMIUMS FOR MODIFIED ENDOWMENT CONTRACTS

                  At the time a Policy is issued, the Company will notify the owner as to whether the Policy is classified as a modified endowment contract ("MEC") based on the initial premium received. If the Policy is not a MEC at issue, the owner will be notified of the maximum amount of additional premiums the owner can pay without causing the Policy to be classified as a MEC. At the time a premium is credited which would cause the Policy to become a MEC, the Company will immediately notify the owner and the agent. At that time, the owner will need to notify the Company if he or she wants the Policy to continue as a MEC. Unless the owner notifies the Company that he or she does want the Policy to continue as a MEC, the Company will refund the dollar amount of the excess premium that caused the Policy to become a MEC.

II.      TRANSFERS

         A.       TRANSFERS AMONG THE SUBACCOUNTS AND THE FIXED ACCOUNT

                  The owner may transfer cash value between and among the subaccounts of the separate account and, subject to certain special rules, to and from the fixed account.

                  In any Policy year, the owner currently may make an unlimited number of "non-substantive" transfers among the subaccounts. The Company deducts a transfer charge of $25 from the amount transferred for the 13th and each additional transfer in a Policy year. The Company guarantees that it will not increase this charge. For purposes of the transfer charge, all transfer requests made in one day are considered one transfer, regardless of the number of subaccounts affected by the transfer, and transfers resulting from loans, conversion rights, reallocation of cash value immediately after the reallocation date, and transfers via the Internet are not treated as transfers for the purpose of the charge. Dollar cost averaging and asset rebalancing transfers are treated as transfers for purposes of the transfer charge. Any unused "free" transfers do not carry over to the next year.

                  There is no minimum amount that must be transferred. There is no minimum amount that must remain in a subaccount following a transfer. However, unless otherwise required by state law, transfers to the fixed account may be restricted if the fixed account value, net of the loan reserve, following the transfer would exceed $250,000. Transfers from the fixed account are limited to one per Policy year (unless the owner has selected dollar cost averaging). The maximum amount that may be transferred from the fixed

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                  account to the subaccounts in any Policy year is limited to the greater of: 25% of the amount in the fixed account on the date of the transfer; or the amount transferred from the fixed account in the immediately prior Policy year.

                  The Policy, as applied for and issued, will automatically receive telephone transfer privileges unless the owner provides other instructions. The telephone transfer privileges allow the owner to give authority to the registered representative or agent of record for the Policy to make telephone transfers and to change the allocation of future payments among the subaccounts and the fixed account on the owner's behalf according to the owner's instructions. The Company will require the owner to provide certain information for identification purposes when making a transfer request by telephone, and may require written confirmation of the request. Transfers between any Access Variable Insurance Trust ("AVIT") subaccount and any AEGON/Transamerica Series Fund, Inc. or Fidelity Variable Insurance Products Fund subaccount will be processed only if the request is in writing with an original signature and sent through standard United States Postal delivery.

                  COSTS AND MARKET TIMING/FREQUENT TRANSFERS (APPLICABLE TO THE AEGON/TRANSAMERICA SERIES FUND, INC. AND THE FIDELITY VARIABLE INSURANCE PRODUCTS FUND). Professional market timing organizations and some Policy owners try to profit from various strategies called market timing; for example, switching money into investment option portfolios when they expect prices to rise and taking money out when they expect prices to fall, or switching from one investment option portfolio to another and then back again after a short period of time. As money is shifted in and out, the underlying mutual fund incurs expenses for buying and selling securities. These costs are borne by all Policy owners, including the long-term Policy owners who do not generate the costs. Frequent transfers may also impede the ability of the portfolio manager of the underlying fund to sustain the stated investment objective of the portfolio.

                  The transfer privilege under the Policy is not intended to serve as a vehicle for short-term or frequent transfers. The Policy does not permit market timing/frequent transfers except among subaccounts in the Access Variable Insurance Trust. As described above, frequent transfers among investment option portfolios disrupt portfolio management in the underlying mutual fund and tend to drive fund expenses higher. We reserve the right to limit or revoke your transfer privileges and/or may not accept future premium payments from you if you engage in frequent transfer activity. We consider eight or more transfers in any three-month period to be frequent transfer activity, although we reserve the right to impose restrictions if there are fewer frequent transfers. Currently, we do not foresee any circumstances under which we would waive these restrictions on frequent transfer activity.

                  You may only transfer values between subaccounts in the AEGON/Transamerica Series Fund, Inc. or the Fidelity Variable Insurance Products Fund and the Access Variable Insurance Trust by sending us your written request, with original signature authorizing each transfer, through standard United States postal delivery (no overnight or other priority delivery service).

         B.       DOLLAR COST AVERAGING

                  The dollar cost averaging program permits an owner to transfer systematically on a monthly basis a set dollar amount from the fixed account or the portfolios investing in the money market and the bond subaccounts to a subaccount chosen by the owner. Transfers will be made monthly as of the end of the valuation date after the first Monthiversary after the reallocation date. An owner may elect to participate in the dollar cost averaging program at any time by sending the Company a completed dollar cost averaging request form. The Company will make the first transfer in the month after receipt of this form at the Company's administrative office, provided that the form is received by the 25th day of the month. To participate in the dollar cost averaging program, an owner must have at least $5,000 in each account from which the Company will make transfers and total monthly transfers must be at least $100. Also, each month, an owner may not transfer more than one-tenth of the amount that was in the fixed account at the beginning of dollar cost averaging. There is no charge for using the dollar cost averaging program. However, each transfer under this program counts towards the 12 free transfers permitted each year. The Company reserves the right to modify, suspend, or discontinue offering the dollar cost averaging program at any time and for any reason. Dollar cost averaging is not available while an owner is participating in the asset rebalancing program or in any asset allocation services provided by a third party.

         C.       ASSET REBALANCING

                  An owner may instruct the Company to rebalance automatically (on a quarterly, semi-annual or annual basis) the Policy's cash value to maintain the percentage allocation specified in the owner's currently effective premium allocation schedule. An owner may elect to participate in the asset rebalancing program at any time by sending a completed allocation request form to the Company's administrative office. The initial rebalancing will occur on the next quarterly, semi-annual or annual anniversary after receipt of this form. The Company will credit the amounts transferred at the unit value next determined on the dates the transfers are made. If a day on which rebalancing would ordinarily occur falls on a day on which the NYSE is closed, rebalancing will occur on the next day the NYSE is open.

                  To participate in the asset rebalancing program, the Policy must have a cash value of at least $5,000 or make a $5,000 initial premium payment. Cash value in the fixed account, the AVIT subaccounts or the dollar cost averaging program is not available for this program. The allocation percentages must be in whole numbers. Subsequent changes to the allocation percentages may be made quarterly by written or telephone instructions to the Company's administrative office. Once elected, asset rebalancing remains in effect until the owner instructs the Company to discontinue asset rebalancing. There is no charge for using the asset rebalancing program. However, each reallocation made under this program counts towards the 12 free transfers permitted each year. The Company reserves the right to discontinue offering the asset rebalancing program at any time and for any reason. If an owner terminates participation in the program, the Company restricts the owner's right to re-enter the program to once each Policy year. Asset rebalancing is not available while an owner is participating in the dollar cost averaging program or in any asset allocation services provided by a third party. Asset rebalancing will cease if the owner makes any transfer to or from any subaccount other than under a scheduled rebalancing.

         D.       THIRD PARTY ASSET ALLOCATION SERVICES

                  The Company may provide administrative or other support services to independent third parties that have been authorized by owners to conduct transfers on their behalf or to recommend how subaccount values should be allocated. There is currently no charge for these administrative and support services. The Company reserves the right to discontinue providing administrative and support services at any time and for any reason.

         E.       TRANSFER ERRORS

                  In accordance with industry practice, the Company will establish procedures to address and to correct errors in amounts transferred among the subaccounts and the fixed account, except for de minimus amounts. The Company will correct non de minimus errors it makes and will assume any risk associated with the error. Owners will not be penalized in any way for errors made by the Company. The Company will take any gain resulting from the error.

III.     "REDEMPTION" PROCEDURES

         A.       "FREE-LOOK" RIGHT

                  The Policy provides for an initial free-look right during which an owner may cancel the Policy by returning it to the Company's administrative office, to one of the Company's branch offices or to the agent who sold the Policy. The free-look period expires 10 days after the owner receives the Policy. The free-look period may be longer in some states. Upon returning the Policy to the Company or to an authorized agent for forwarding to the Company's administrative office, the Policy will be deemed void from the beginning. Within seven days after the Company's administrative office receives the cancellation request and the Policy, the Company will pay a refund. In most states, the refund will be:

                      -    any charges and taxes deducted from premiums; PLUS

                      - any monthly deductions or other charges deducted from amounts allocated to the subaccounts and the fixed account; PLUS

                      - the cash value in the subaccounts and the fixed account on the date the Company (or its agent) receives the returned Policy at the Company's administrative office.

                  Some states may require the Company to refund all of the premiums paid for the Policy.

         B.       SURRENDERS

                  REQUESTS FOR NET SURRENDER VALUE. If the insured is alive and the Policy is in force, the owner may surrender the Policy at any time for its net surrender value. The net surrender value on any valuation date is equal to the cash value, minus any surrender charge, and minus any outstanding loan amount and accrued loan interest. The net surrender value will be determined by the Company on the valuation date the Company's administrative office receives all required documents, including a satisfactory written request containing the owner's original signature. The signature of the owner's spouse may be required. The Company will cancel the Policy as of the date the written request is received at the Company's administrative office and the Company will ordinarily pay the net surrender value in a lump sum within seven days following receipt of the written request and all other required documents. The Policy cannot be reinstated after it is surrendered.

                  SURRENDER OF POLICY -- SURRENDER CHARGE. If the Policy is surrendered during the first 10 Policy years, or during the 10-year period following an increase in specified amount (including specified amount increases generated by the Inflation Fighter Rider Level

                  Premium), the Company will deduct a surrender charge from the cash value and pay the remaining cash value (less any outstanding Policy loan amounts and accrued loan interest) to the owner.

                  The surrender charge is a charge for each $1,000 of specified amount of the Policy without consideration of any supplemental riders. The surrender charge that will apply on a full surrender of the Policy is the total of the surrender charge calculated for the initial specified amount and the surrender charges calculated for each increase in specified amount (including specified amount increases generated by the Inflation Fighter Rider Level Premium) unless there has been a reduction in specified amount for which a decrease charge was applied.

                  The initial specified amount has a 10-year surrender charge period starting on the Policy date and surrender charges that are based upon the insured's issue age, gender, and rate class on the Policy date. Each increase in specified amount (including specified amount increases generated by the Inflation Fighter Rider Level Premium) has its own 10-year surrender charge period and surrender charges that are based upon the insured's issue age, gender, and rate class at the time of the increase.

                  Decreases in specified amount will be applied to the specified amount in force on a last-in, first-out basis and will first reduce the surrender charge on the most recent increase in specified amount in force, then, if still applicable, reduce the surrender charge on the next most recent increases, in succession, and then reduce the surrender charge on the initial specified amount.

                  The surrender charge for each layer of specified amount is calculated as:

                  - the surrender charge per thousand of specified amount in the layer (varies by issue age, gender, and underwriting class on the Policy date or date of specified amount increase); MULTIPLIED BY

                  - the number of thousands of specified amount in the layer; MULTIPLIED BY

                  -   the surrender charge factor.

                  The surrender charge per thousand is calculated separately for the initial specified amount and for each increase in specified amount, using rates found in the prospectus. The surrender charge factor is also calculated separately for the initial specified amount and for each increase in specified amount in force (including specified amount increases generated by the Inflation Fighter Rider Level Premium). The surrender charge factor is always determined from the Policy date or date of specified amount increase to the surrender date, regardless of whether there were any prior lapses or reinstatements.

                  EXTRAORDINARY EXPENSES. When the Company incurs extraordinary expenses, such as overnight mail expenses or wire service fees, for expediting delivery of the surrender payment, the Company will deduct that charge from the payment. The Company charges $20 for an overnight delivery ($30 for Saturday delivery) and $25 for wire service.

         C.       CASH WITHDRAWALS

                  WHEN WITHDRAWALS ARE PERMITTED. After the first Policy year, the owner may withdraw a portion of the cash value, subject to the following conditions:

                  - The owner must make a cash withdrawal request in writing, and the request must contain the owner's original signature. The signature of the owner's spouse may be required.

                  - Only one cash withdrawal is allowed during a Policy year.

                  - The Company may limit the withdrawal amount to at least $500 and the remaining net surrender value following a withdrawal may not be less than $500. During the first ten Policy years, the amount of the withdrawal may be limited to no less than $500 and to no more than 10% of the net surrender value. After the tenth Policy year, the amount of a withdrawal may be limited to no less than $500 and to no more than the net surrender value, less $500.

                  - A cash withdrawal will not be permitted if it will reduce the specified amount below the minimum specified amount set forth in the Policy.

                  - The owner may specify the subaccount(s) and the fixed account from which the withdrawal will be taken. If the owner does not specify an account, the Company will deduct the Policy's value in the subaccounts and the fixed account in accordance with the owner's current premium allocation instructions.

                  - The Company generally will pay a cash withdrawal request within seven days following the valuation date on which the withdrawal request is received.

                  - The Company will deduct a processing fee equal to $25 or 2% of the amount withdrawn, whichever is less, and will pay the owner the balance. The Company guarantees that this charge will not increase.

                  - The Company does not deduct a surrender charge when a cash withdrawal is taken.

                  EFFECT OF WITHDRAWAL ON DEATH BENEFIT. A cash withdrawal will reduce the cash value by the amount of the cash withdrawal and will reduce the death benefit by at least the amount of the cash withdrawal. If death benefit Option A is in effect or Option C is in effect and the insured is attained age 71 or greater, a cash withdrawal will reduce the specified amount by an amount equal to the amount of the cash withdrawal.

                  EXTRAORDINARY EXPENSES. When the Company incurs extraordinary expenses, such as overnight mail expenses or wire service fees, for expediting delivery of the partial withdrawal payment, the Company will deduct that charge from the payment. The Company charges $20 for an overnight delivery ($30 for Saturday delivery) and $25 for wire service.

         D.       LAPSES

                  If the no lapse period guarantee is not in effect and if a sufficient premium has not been received by the 61st day after the date of the grace period notice, the Policy will lapse without value and no amount will be payable to the owner unless the Policy is reinstated within five years after the lapse and prior to the maturity date.

         E. PREMIUM EXPENSE CHARGE, MONTHLY DEDUCTION, AND MORTALITY AND EXPENSE RISK CHARGE

                  PREMIUM EXPENSE CHARGE. The Company deducts a premium expense charge from premiums before allocating such premiums to the subaccounts and fixed account selected by the owner. This charge is equal to:

                      - 6% of all premium payments during the first ten Policy years on Policies with a specified amount in force of less than $250,000 (band 1), and 2.50% of premiums thereafter; and

                      - 3.0% of all premium payments during the first ten Policy years on Policies with a specified amount in force from $250,000 - $499,999 (band 2), and 2.50% of premiums thereafter.

                      - There is no premium expense charge for Policies with a specified amount of $500,000 or higher (band 3).

                  MONTHLY DEDUCTION. A monthly deduction will be deducted pro rata from the Policy's cash value in each subaccount and the fixed account on the Policy date and on each Monthiversary prior to the insured's attained age 100 (i.e., deductions will be withdrawn from each subaccount and the fixed account in proportion to the value each bears to the total cash value on the Monthiversary). The monthly deduction is a charge compensating the Company for the services and benefits provided, costs and expenses incurred, and risks assumed by the Company in connection with the Policy.

                  The monthly deduction is equal to:

                  -   the monthly Policy charge; PLUS

                  -   the monthly cost of insurance charge for the Policy; PLUS

                  -   the monthly per unit charge for the Policy; PLUS

                  - the portion of the monthly deduction for any benefits provided by riders attached to the Policy.

                      - MONTHLY POLICY CHARGE. The monthly Policy charge currently equals $8.00 each Policy month for the first ten Policy years. In Policy year 11+, this charge equals $4.00 each Policy month. The Company guarantees that this charge will never be more than $12.00 per month.

                      - COST OF INSURANCE CHARGE. The cost of insurance charge is calculated monthly. The cost of insurance charge varies each month and is determined as follows:

                      1. reduce the death benefit on the Monthiversary by the cash value on the Monthiversary after it has been allocated among the layers of specified amount in force in the following order: first, initial specified amount, then, each increase in specified amount starting with the oldest increase, then the next oldest, successively, until all cash value has been allocated (the resulting amounts are the net amount at risk for each layer of specified amount);

                      2. Then, MULTIPLY each layer of net amount at risk provided under 1. by the appropriate monthly cost of insurance rate for that layer; and ADD the results together.

                      COST OF INSURANCE RATES. The monthly cost of insurance rate depends, in part, on the specified amount band. Generally, the higher the specified amount band, the lower the cost of insurance rates. The specified amount band is determined by referring to the specified amount in force for the Base Policy (riders are not included in determining the Policy's specified amount band). The specified amount bands available are:

                           1) Band 1: $50,000 - $249,999

                           2) Band 2: $250,000 - $499,999

                           3) Band 3: $500,000 and over

                      If the specified amount is increased, different monthly cost of insurance rates may apply to that layer of specified amount, based on the insured's attained age and rate class at the time of the increase, gender, and the length of time since the increase. Increases in specified amount may move the Policy into a higher specified amount band. Decreases in specified amount may cause the Policy to drop into a lower band of specified amount and may result in an increase in cost of insurance rates. Decreases in specified amount are applied on a last-in, first-out basis to the specified amount in force, and will first reduce the specified amount provided by the most recent increase in specified amount in force, then reduce the next most recent increases, successively, and then reduce the initial specified amount.

                      Cost of insurance rates also vary depending on the insured's issue age on the Policy date, issue age at the time of any increase in specified amount, specified amount band, gender, rate class, and the length of time from the Policy date or from the date of any increase in specified amount. These rates will never be greater than the guaranteed amounts stated in the Policy which are based on the Commissioners 1980 Standard Ordinary Tobacco and Non-Tobacco Mortality Tables and the insured's attained age, gender, and rate class.

                      Cost of insurance rates for Policies that are issued on a simplified or expedited basis may cause healthy individuals to pay higher cost of insurance rates than they would pay under a substantially similar Policy offered using different underwriting criteria.

                  - MONTHLY PER UNIT CHARGE. The Company deducts a monthly per unit charge for up to 20 Policy years on and after the Policy date, and on any increase in specified amount (including increases generated by the Inflation Fighter Rider Level Premium). Currently, the Company deducts this charge each month during the first 10 years from the Policy date, and 10 years following the date of any increase in specified amount or the addition of any rider. The monthly per unit charge that is set on the Policy date is based on the issue age of the insured. A separate monthly per unit charge is assessed for up to 20 years following each increase in specified amount and the rate of that charge is based on the insured's age at the time of any increase in specified amount. This charge equals:

                      - the monthly per unit charge for the specified amount on the Policy date; PLUS

                      - the monthly per unit charge for each increase in specified amount caused by either a rider or a requested increase; MINUS

                      - the monthly per unit charge for any specified amount that has been decreased.

                  - OPTIONAL INSURANCE RIDERS. The monthly deduction will include charges for any optional insurance benefits added to the Policy by rider.

                  MORTALITY AND EXPENSE RISK CHARGE. Each valuation date, the Company deducts a daily charge from the cash value in each subaccount in an amount equal to the Policy's cash value in each subaccount multiplied by the daily pro rata portion of the annual mortality and expense risk charge rate of 0.75% (equal to 0.75% of the average daily net assets in each subaccount). The Company intends to reduce this charge to 0.60% for Policy years 11 - 15, 0.30% for Policy years 16 - 20, and 0.00% for Policy years 21+, but the Company does not guarantee that it will do so). The Company guarantees that this charge will be no more than 0.90% for all Policy years.

         F.       DEATH BENEFITS

                  DEATH BENEFIT PROCEEDS. As long as the Policy is in force, the Company will determine the amount of and pay the death benefit proceeds on an individual Policy upon receipt at the Company's administrative office of satisfactory proof of the insured's death, PLUS written direction (from each eligible recipient of death benefit proceeds) regarding how to pay the death benefit payment, and any other documents, forms and information we need. The Company may require return of the Policy.

                  The death benefit proceeds equal:

                  -   the death benefit (described below); MINUS

                  - any past due monthly deductions if the insured dies during the grace period; MINUS

                  -   any outstanding Policy loan and accrued loan interest;
                      PLUS

                  -   any additional insurance in force provided by rider.

                  The Company will pay the death benefit proceeds to the primary beneficiary(ies), if living, or to a contingent beneficiary. If each beneficiary dies before the insured and there is no contingent beneficiary, the Company will pay the death benefit proceeds to the owner or the owner's estate.

                  The Company will pay the death benefit proceeds in a lump sum or under a settlement option. The election may be made by the owner during his or her lifetime, or, if no election is in effect at his or her death, by the beneficiary. An option in effect at death may not be changed to another form of benefit after death. If no election is made, the Company will pay the death benefit proceeds in a lump sum.

                  If all or part of the death benefit proceeds will be paid to the beneficiary in one sum, the Company will pay interest on this sum as required by applicable state law from the date the Company receives due proof of the insured's death to the date the Company makes payment. Generally payment will be made within seven days after the valuation date on which the Company has received at the Company's administrative office all materials necessary to constitute due proof of death, written direction (from each eligible recipient of death benefit proceeds) regarding how to pay the death benefit payment, and any other documents, forms and information we need.

                  If a settlement option is elected, the death benefit will be applied to the option within seven days after the valuation date by which the Company received due proof of death, written direction (from each eligible recipient of death benefit proceeds) regarding how to pay the death benefit payment, and any other documents, forms and information we need and payments will begin under that option when provided by the option.

                  DEATH BENEFIT. The death benefit is determined at the end of the valuation period in which the insured dies. One of the three death benefit options offered under the Policy must be selected on the application. If the owner does not select a death benefit option on the application, Option A will be selected and the Company will ask the owner to confirm the selection of Option A in writing or choose another option.

                  For purposes of qualifying the Policy as a life insurance policy, there are two tax "tests" available in Code Section 7702, the "guideline premium" test, or the "cash value accumulation" test. The insured must choose either the guideline premium test or the cash value accumulation test on the application. This choice may not be changed. If a choice is not made on the application, the default test will be the guideline premium test.

                  The three death benefits are:

                  UNDER THE GUIDELINE PREMIUM TEST

                  DEATH BENEFIT OPTION A     -     the current specified amount;
                  EQUALS THE GREATEST OF:          OR

                                             -     a specified percentage called
                                                   the "limitation percentage,"
                                                   as shown on the Policy's
                                                   schedule page, MULTIPLIED BY
                                                   the cash value on the
                                                   insured's date of death; OR

                                             -     the amount required for the
                                                   Policy to qualify as a life
                                                   insurance policy under
                                                   Section 7702 of the Internal
                                                   Revenue Code.

                  UNDER THE CASH VALUE ACCUMULATION TEST

                  DEATH BENEFIT OPTION A     -     the current specified amount;
                  EQUALS THE GREATEST OF:          OR

                                             -     a specified percentage called
                                                   the "limitation percentage,"
                                                   as shown on the Policy's
                                                   schedule page, MULTIPLIED BY
                                                   the difference of the cash
                                                   value on the date of the
                                                   primary insured's death and
                                                   any applicable net single
                                                   premium for riders that are
                                                   qualified additional benefits
                                                   as shown on the owner's
                                                   Policy schedule page; OR

                                             -     the amount required for the
                                                   Policy to qualify as a life
                                                   insurance policy under
                                                   Section 7702 of the Internal
                                                   Revenue Code.

                  UNDER THE GUIDELINE PREMIUM TEST

                  DEATH BENEFIT OPTION B     -     the current specified amount;
                  EQUALS THE GREATEST OF:          PLUS the cash value on the
                                                   insured's date of death; OR

                                             -     the limitation percentage, as
                                                   shown on the Policy's
                                                   schedule page, MULTIPLIED BY
                                                   the cash value on the primary
                                                   insured's date of death; OR

                                             -     the amount required for the
                                                   Policy to qualify as a life
                                                   insurance policy under
                                                   Section 7702 of the Internal
                                                   Revenue Code.

                  UNDER THE CASH VALUE ACCUMULATION TEST

                  DEATH BENEFIT OPTION B     -     the current specified amount;
                  EQUALS THE GREATEST OF:          PLUS the cash value on the
                                                   primary insured's date of
                                                   death; OR

                                             -     a specified percentage called
                                                   the "limitation percentage",
                                                   as shown on the Policy's
                                                   schedule page, MULTIPLIED BY
                                                   the difference of the cash
                                                   value on the date of the
                                                   primary insured's death and
                                                   any applicable net single
                                                   premium for riders that are
                                                   qualified additional benefits
                                                   as shown on the owner's
                                                   Policy's schedule page; OR

                                             -     the amount required for the
                                                   Policy to qualify as a life
                                                   insurance policy under
                                                   Section 7702 of the Internal
                                                   Revenue Code.

                  OPTION C equals the greater of:

                  -        death benefit option A; OR

                  - the current specified amount, MULTIPLIED BY an age-based "factor" equal to the lesser of:

                             -      1.0 OR

                             - 0.04 TIMES (95 MINUS insured's attained age at death) (the "factor" will never be less than zero); PLUS the cash value on the insured's date of death; OR

                  - the amount required for the Policy to qualify as a life insurance policy under Section 7702 of the Internal Revenue Code.

                  The Company guarantees that, regardless of the death benefit option selected, so long as the Policy does not lapse, the death benefit will never be less than the specified amount on the insured's date of death.

                  CHANGE IN DEATH BENEFIT OPTION. After the third Policy year, the owner may change the death benefit option once each Policy year if the specified amount was not changed that year and the insured is less than attained age 95. The Company will notify the owner of the new specified amount. The request to change the death benefit option must be in writing. The effective date of the change will be the Monthiversary on or following the date when the Company receives the request at its administrative office. The owner may not make a change that would decrease the specified amount below the minimum specified amount under band 1 listed on the Policy schedule page.

                  DEATH BENEFIT AFTER AGE 100. If the Policy is still in force on the Policy anniversary on or following the insured's 100th birthday, the Policy will continue and the death benefit payable will continue to be calculated in accordance with the death benefit option and the life insurance compliance test then in effect.

                  EFFECT OF INFLATION FIGHTER RIDER LEVEL PREMIUM ON THE DEATH BENEFIT. If Option A is chosen on the application, the owner may add the Inflation Fighter Rider Level Premium to the Policy. If the Inflation Fighter Rider Level Premium has been added, the Policy's specified amount will automatically increase each year on the Policy anniversary until the 20th Policy anniversary. If the death benefit option is changed to either Option B or Option C, the Inflation Fighter Rider Level Premium will terminate and future scheduled increases in specified amount will automatically cease.

                  CHANGE IN SPECIFIED AMOUNT. The owner may increase the specified amount once each Policy year and prior to the insured's 86th birthday if the death benefit option has not been changed that year. After the Policy has been in force for three years, the owner may decrease the specified amount once each Policy year if the death benefit option has not been changed that year. An increase in specified amount will be treated as an additional layer of coverage with its own cost of insurance rates, monthly per unit charge, surrender charges, and surrender charge period. This also applies to increases generated by the Inflation Fighter Rider Level Premium. If a change in specified amount causes the specified amount band to change, the Company will apply the new cost of insurance rates and monthly per unit charge to the amounts in the new band as of the effective date of the change. The new minimum monthly guarantee premium is effective on the date of the change.

                      - DECREASE IN SPECIFIED AMOUNT. The request to decrease the specified amount must be in writing, and the specified amount cannot be increased in the same Policy year. The specified amount cannot be decreased lower than the minimum specified amount under band 1 as shown on the Policy schedule page, nor can it be decreased if the specified amount would disqualify the Policy as life insurance under the Code. Until the later of the end of the surrender charge period or the Policy anniversary on or following the insured's 65th birthday, the Company may limit the amount of the decrease to no more than 20% of the then current specified amount. A decrease in specified amount will take effect on the Monthiversary on or after the Company receives the written request.

                      - INCREASE IN SPECIFIED AMOUNT. A request to increase specified amount must be applied for on a supplemental application and must include evidence of insurability satisfactory to the Company. An increase requires approval by the Company, and will take effect on the Monthiversary on or after such approval. The Company may require the increase to be at least $10,000. The specified amount may not be decreased in the same Policy year that the specified amount is increased.

                  SUPPLEMENTAL DEATH BENEFITS. Supplemental death benefits and other benefits may be added to the Policy by purchasing one or more riders as described in the current prospectus for the Policy.

         G.       POLICY LOANS

                  POLICY LOANS. After the first Policy year and so long as the Policy is in force, the owner may obtain a Policy loan from the Company at any time by submitting a written, faxed, or telephone request to the Company's administrative office. The signature of the owner's spouse may be required. The Company may permit loans prior to the first anniversary for Policies issued pursuant to 1035 Exchanges. The minimum loan amount

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                  may be $500 and the maximum loan amount is 90% of the Policy's net surrender value. Policy loans will be processed as of the valuation date the request is received and loan proceeds generally will be sent to the owner within seven days thereafter.

                  The Policy, as applied for and issued, will automatically permit the owner to request a loan by telephone, unless the owner provides other instructions. The Company will require the owner to provide certain information for identification purposes when making a loan request by telephone, and may require written confirmation of the request. The Company may reject the request if the loan amount exceeds $50,000 or if the address of record has been changed within the past 10 days. The Company will also accept fax instructions or requests from the owner regarding loans.

                  COLLATERAL FOR POLICY LOANS. When a Policy loan is made, an amount equal to the requested loan is transferred from the cash value in the subaccounts or fixed account to the loan reserve. This withdrawal is made based on the owner's current premium allocation instructions, unless the owner specifies a different allocation when requesting the loan.

                  INTEREST ON POLICY LOANS. The Company currently charges interest on any outstanding Policy loan at a current effective annual interest rate of 2.75% (3% maximum guaranteed) on each Policy anniversary. The Company may declare various loan interest rates, and may apply different rates to different parts of the loan. Loan interest that is unpaid when due will be added to the loan amount on each Policy anniversary and will bear interest at the same rate. An amount equal to the unpaid amount of interest is transferred to the loan reserve from each subaccount and the fixed account based on the owner's current premium allocation instructions, unless the owner directs otherwise. After the 10th Policy year, the owner may borrow at preferred loan rates an amount equal to the cash value MINUS total premiums paid (less any cash withdrawals) and MINUS any outstanding loan amount including accrued loan interest. The current preferred loan interest rate charged is 2% effective annually and is guaranteed not to exceed 2.25%. After the insured's attained age 100, all loans, new and existing, are considered preferred loans. The Company will credit the amount in the loan reserve with interest at an effective annual rate of 2%.

                  EFFECT ON DEATH BENEFIT. If the death benefit becomes payable while a Policy loan is outstanding, the loan amount, including accrued loan interest, will be deducted in calculating the death benefit. If at any time the sum of outstanding loans, including accrued loan interest, causes the net surrender value of the Policy to reach zero, the Company will send the owner, and any assignee of record, notice of the default and the owner will have a 61-day grace period to submit a sufficient payment to avoid lapse.

         H.       POLICY CHANGES AFTER AGE 100

                  If the Policy is still in force on the Policy anniversary on or following the insured's 100th birthday, the Policy will continue, with the following changes:

                  - the Company will no longer accept any further premium payments;

                  -   the Company will no longer deduct the monthly deductions;

                  - the Company will continue to deduct the mortality and expense risk charge;

                  - interest will continue to accrue on any Policy loans, as before;

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

                  - the Company will continue to accept Policy loan repayments and loan interest payments; and

                  - the Company will continue to permit Policy loans and withdrawals to be made.

         I.       PAYMENTS BY THE COMPANY

                  Payments of cash withdrawals, surrenders, settlement options, or death benefits proceeds ordinarily will be made within seven days of the valuation date on which the Company receives the request and all required documentation at the Company's administrative office. The Company may postpone the payment of any such transactions for any of the following reasons:

                  - the NYSE is closed for trading other than for customary holiday or weekend closings, or trading on the NYSE is otherwise restricted, or an emergency exists, as determined by the SEC;

                  - when the SEC by order permits a delay for the protection of owners; or

                  - if the payment is attributable to a check that has not cleared.

                  The Company may defer, for up to six months after the date the Company receives the request, the payment of any proceeds from the fixed account for a transfer, cash withdrawal, death benefit proceeds, or surrender request.

         J.       CONVERSION RIGHTS

                  The owner has the right to transfer all of the subaccount value to the fixed account. If this transfer is made during the first 24 Policy months, there is no transfer charge and the transfer is not counted for purposes of determining whether a transfer charge applies. The owner must make this request in writing.

         K.       REDEMPTION ERRORS

                  In accordance with industry practice, the Company will establish procedures to address and to correct errors in amounts redeemed from the subaccounts and the fixed account, except for de minimus amounts. The Company will assume the risk of any non de minimus errors caused by the Company.

         L.       MISSTATEMENT OF AGE OR GENDER

                  If the insured's age or gender has been misstated in the application or any other supplemental application, then the death benefit under the Policy will be adjusted based on what the cost of insurance charge and monthly per unit charge for the most recent monthly deduction would have purchased based on the insured's correct age and gender.

         M.       INCONTESTABILITY

                  Except for fraud, the Policy limits the Company's right to contest the Policy, for reasons of material misstatements contained in the application (or any supplemental application), after it has been in force during the insured's lifetime for two years from the Policy date or, if reinstated, for two years from the reinstatement date. A new two-year contestability period will apply to each increase in specified amount that requires evidence of

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

                  insurability (excluding automatic increases generated by the Inflation Fighter Rider Level Premium), beginning on the effective date of each increase, and will apply only to statements made in the application for the increase.

         N.       LIMITED DEATH BENEFIT

                  The Policy limits the death benefit if the insured dies by suicide, while sane or insane, within two years after the Policy date or the effective date of a reinstatement. The Company's liability is limited to an amount equal to the premiums paid, less any outstanding loan amount, and less any cash withdrawals. If the insured commits suicide, while sane or insane, within two years from the effective date of any increase in specified amount that requires evidence of insurability, the Company's liability with respect to such increase will be its cost of insurance charges and any monthly per unit charges.

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